Total Return Securities Fund N-2

Exhibit (a)(viii)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

THE SWISS HELVETIA FUND, INC.,

a Delaware corporation

The Swiss Helvetia Fund, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), certifies that:

1.            This Certificate of Amendment of the Corporation’s Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with Section 242(b)(1) of the DGCL, which provides that no meeting or vote of the stockholders shall be required to adopt an amendment to the certificate of incorporation that only effects changes of a corporation’s name.

2.            The Certificate of Incorporation of the Corporation is hereby amended to reflect a change in the name of the Corporation by amending and restating ARTICLE FIRST in its entirety as follows:

“The name of the corporation is Total Return Securities Fund (the “Corporation”).”

3.            This Certificate of Amendment shall be effective on March 31, 2025.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed this 21st day of March, 2025.

By:	/s/ Rajeev Das
Name:	Rajeev Das
Title:	Secretary